APPENDIX A

STARWOOD REAL ESTATE SECURITIES LLC

Personal Investment and Trading Policy,

Statement on Insider Trading

and Code of Ethics Pursuant to Rules 204A-1 and 204-2

under the Investment Advisers Act of 1940

Dated December 1, 2005

Note: Terms not defined herein have the same meaning as that of the body of this Manual

1.	DEFINITIONS

1.1.

Access Person. The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; (3) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers or partners of Starwood Real Estate Securities LLC (“Starwood”). By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

1.2.

Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

1.3.

Beneficial Ownership. You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in such Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.

1.4.	Client. The term “Client” means any investment entity or account advised or managed or subadvised by Starwood, including any pooled investment vehicle advised or subadvised by Starwood.

1.5.	Commission. The term “Commission” means the U.S. Securities and Exchange Commission.

1.6.

Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to finds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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1.7.

The term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship provided that any such person shares a household with such Supervised Person.

1.8.

Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

1.9.

Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

1.10.

Non-Reportable Securities. The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

1.11.

Pecuniary Interest. You will be considered to have a “Pecuniary Interest” if you are deemed to have a pecuniary interest under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. As a general matter, you will have a Pecuniary Interest in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a ‘‘Pecuniary Interest” in all Securities owned by members of your Immediate Family share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a ‘‘Pecuniary Interest” in all Securities held by such partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; (v) if you are a member-manager of a limited liability company, you will be deemed to have a ‘‘Pecuniary Interest in the Securities held by such limited liability company; and (vi) ordinarily, if you (a) are a trustee of a trust, (b) otherwise have or share investment control of a trust or (c) are a beneficiary of a trust for which the trustee does not exercise exclusive investment control, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust (but, with respect to subclause (c) of clause (vi), such Pecuniary Interest is only to the extent of your pro rata interest in such trust). If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

App. A-2

1.12.

Reportable Fund. The term “Reportable Fund” means (i) any fund for which Starwood serves as investment adviser; or (ii) any fund the investment adviser or principal underwriter for which controls Starwood, is controlled by Starwood, or is under common control with Starwood. As used in this definition, the term control has the same meaning as it does in section 2(a)(9) of the Company Act.

1.13.	Reportable Security. The term “Reportable Security” includes all Securities (Restricted and Unrestricted) other than Non-Reportable Securities.

1.14.

Restricted Security. The term “Restricted Security” includes Securities issued in Limited Offerings, Securities issued in Initial Public Offerings and all Securities issued by real estate investment trusts (REITs), real estate operating companies (REOCs), real estate finance companies, undervalued real estate rich operating companies, hotel companies, gaming companies, land companies and homebuilders.

1.15.	Security. The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Policy, Statement and Code, the following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

You should note that “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

1.16.

Supervised Person. The term “Supervised Person” means (i) any partner, officer, director of Starwood, or other person occupying a similar status or performing similar function; (ii) employees of Starwood; and (iii) any other persons who provide advice on behalf of Starwood and are subject to Starwood’s supervision and control.

App. A-3

1.17.	Unrestricted Security. The term “Unrestricted Security” is any Security other than a Restricted Security.

2.	PERSONAL INVESTMENT AND TRADING POLICY

2.1.	General Statement

Starwood seeks to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Starwood are highly valued and must be protected. As a result, Starwood and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, nonpublic information by Starwood or any Supervised Person, (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor, or (3) creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client or investor, on the one hand, and Starwood or any Supervised Person, on the other hand.

In addition, the Federal Securities Laws require that investment advisers maintain a record of every transaction in any Security (with certain exceptions, as described below) in which any Access Person acquires or disposes of Beneficial Ownership of such Security and such Security is or was held in an account over which the Access Person has direct or indirect influence or control.

Starwood has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Access Person satisfies the requirements of this Policy, Statement and Code.

2.2.	Requirements of this Policy, Statement and Code

2.2.1.	Duty to Comply with Applicable Laws.

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by Starwood to its Clients, and this Policy, Statement and Code.

2.2.2.	Duty to Report Violations.

Each Supervised Person is required by law to promptly notify the Chief Compliance Officer in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Policy, Statement and Code. (If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Policy, Statement and Code, such Supervised Person must promptly notify the Chief Executive Officer and is not required to so notify the Chief Compliance Officer).

Starwood is committed to fostering a culture of compliance. Starwood therefore urges you to contact the Chief Compliance Officer or the Chief Executive Officer if you believe you have any reason to do so. You will not be penalized and your status at Starwood will not be jeopardized by communicating with the Chief Compliance Officer or Chief Executive Officer. Reports of violations or a suspected violations also may be submitted anonymously to the Chief Compliance Officer or the Chief Executive Officer. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Policy, Statement and Code is itself a violation of this Policy, Statement and Code and cause for appropriate corrective action, including dismissal.

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2.2.3.	Duty to Provide Copy of the Code of Ethics and Related Certification.

Starwood shall provide all Supervised Persons with a copy of this Policy, Statement and Code and all subsequent amendments hereto. By law, all Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Policy, Statement and Code, their annual review of this Policy, Statement and Code and their receipt and review of any subsequent amendments to this Policy, Statement and Code.

2.3.	Restrictions on Access Persons Trading in Securities

2.3.1.	General Statement

No Access Person may engage in a transaction in a Security that is also the subject of a transaction by a Client if such Access Person’s transaction would disadvantage or appear to disadvantage the Client or if such Access Person would profit from or appear to profit from such transaction, whether or not at the expense of the Client.

2.3.2.	Unrestricted Securities Transactions

Starwood will not trade in Unrestricted Securities on behalf of its Clients unless Starwood provides Access Persons prior written notice that it intends to trade in one or more particular Unrestricted Securities. Thus, Access Persons may engage in transactions in Unrestricted Securities without preclearance from the Chief Compliance Officer. At such time as Access Persons receive written notice that Starwood intends to trade in one or more particular Unrestricted Securities, such Unrestricted Securities shall be deemed to be and treated as Restricted Securities under the Code and, thus, will be subject to the preclearance policy described in Section 2.3.5 below. If any Access Person is uncertain as to whether an anticipated transaction is in an Unrestricted Security or an Restricted Security, such Access Person is required to consult with the Chief Compliance Officer prior to entering into such transaction.

All other transactions, other than Exempt Transactions described below in Section 2.3.4., must be precleared by the Chief Compliance Officer pursuant to Section 2.3.5(b) below.

2.3.3.	Use of Broker-Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

2.3.4.	Exempt Transactions

The Transactions described below in this Section 2.3.4 do not require pre-clearance by the Chief Compliance Officer. If any Access Person is uncertain as to whether an anticipated transaction is in an Exempted Transactions, such Access Person is required to consult with the Chief Compliance Officer prior to entering into such transaction.

a.	Transactions in Unrestricted Securities.

App. A-5

b.

Any transaction in Securities in an account over which an Access Person does not have any direct or indirect influence or control. There is a presumption that an Access Person can exert some measure of influence or control over accounts held by members of such person’s Immediate Family sharing the same household, but this presumption may be rebutted by presenting convincing evidence in writing to the Chief Compliance Officer.

c.	Purchases of Securities under Automatic Investment Plans.

d.

Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act. The Chief Compliance Officer may exempt designated classes of transactions from any of the provisions of this Policy, Statement and Code except the provisions set forth below under “Reporting.”

e.

Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer. On a case-by-case basis when no abuse is involved, the Chief Compliance Officer may exempt a specific transaction from any of the provisions of this Policy, Statement and Code except the provisions set forth below under “Reporting.” The form for requesting approval for such an exemption from the Chief Compliance Officer is attached to this Policy, Statement and Code as Appendix A-V.

2.3.5. Restricted Securities Transactions - Preclearance and Verification Procedures To Implement Trading Restrictions.

The procedures in this Section 2.3.5 shall govern all transactions in Restricted Securities in which an Access Person has or seeks to obtain Beneficial Ownership of such Securities (“Access Person Accounts”). If any Access Person is uncertain as to whether an anticipated transaction is in a Restricted Security or an Unrestricted Security, such Access Person is required to consult with the Chief Compliance Office prior to entering into such transaction.

a.	Access Person Transactions in Restricted Securities Subject to Preclearance

As described in the sections set forth below, Access Person transactions in Restricted Securities are subject to preclearance and subsequent review by the Chief Compliance Officer. A transaction for an Access Person Account may be disapproved if it is determined by the Chief Compliance Officer that the Access Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any “Client Transaction,” any of the above-described trading restrictions, or this Policy, Statement and Code. Client Transactions including transactions for any Client or any other account managed or advised by any Access Person for a fee.

The determination that an Access Person may unfairly benefit from, or that an Access Person transaction may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized, may include questions about the timely and adequate dissemination of

App. A-6

information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions. It is possible that a disapproval of a transaction could be costly to an Access Person or members of an Access Person’s family; therefore, each Access Person should take great care to adhere to Starwood’s trading restrictions and avoid conflicts of interest or the appearance of conflicts of interest.

Any disapproval of an Access Person transaction in Restricted Securities shall be in writing. An Access Person may appeal any such disapproval by written notice to the Chief Compliance Officer within two business days after receipt of notice of disapproval. Such appeal shall be resolved promptly by Starwood’s outside counsel.

b.	Procedures for Preclearance of Transactions in Restricted Securities

(i) Transactions through Brokers or Banks. Transactions through brokers or banks are permitted only after the Access Person has: (x) provided written notice to the Chief Compliance Officer prior to opening or placing an initial order in an account with such broker or bank, or, if an account(s) with such broker or bank was established prior to the implementation of this Policy, Statement and Code, has provided the Chief Compliance Officer with written details about the account(s); (y) obtained the written clearance of the Chief Compliance Officer prior to opening or placing initial orders in such account or, in the case of a pre-existing account, placing any further orders in such account; and (z) provided such broker or bank with a written notice of the Access Person’s affiliation with Starwood and requested that copies of trade confirmations and statements be sent to the Chief Compliance Officer. The form of such written notice is attached as Appendix A-IV hereto. A copy of such written notice and request should also be provided to the Chief Compliance Officer. See Section 3, “Reporting,” for more information on the reporting requirements that apply to Access Persons.

After an Access Person has obtained clearance to execute transactions through a broker or bank, the Access Person must submit an Access Person Trade Preclearance Form (a copy of which is attached as Appendix A-V hereto) to the Chief Compliance Officer prior to executing each transaction through such broker or bank. The Chief Compliance Officer will notify an Access Person within two (2) business days of any conflict and will advise whether the Access Person’s transaction has been cleared.

(ii) Other Transactions. All other Access Person transactions in Restricted Securities (e.g., participation in a privately-negotiated transaction), other than Exempt Transactions, must be cleared in writing by the Chief Compliance Officer prior to the Access Person entering into the transaction. If an Access Person wishes to engage in such a transaction, he or she must submit an Access Person Trade Preclearance Form to the Chief Compliance Officer. The Chief Compliance Officer will notify an Access Person within five (5) business days of any conflict and will advise whether the Access Person’s transaction has been cleared.

c.	General Standards for Clearance of Transactions in Restricted Securities

The following are general standards that the Chief Compliance Officer will utilize in determining whether to clear a transaction by an Access Person in a Restricted Security:

(i) Any transaction in a Restricted Security in anticipation of an order from or on behalf of a Client (front running) is prohibited.

App. A-7

(ii) Any transaction resulting in an Access Person’s acquisition of Beneficial Ownership of any Securities in an Initial Public Offering is prohibited.

(iii) Any transaction in a Restricted Security which the Access Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale,1 by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned.

(iv) Any same-day transaction in a Restricted Security in which any Client has a pending or actual transaction is prohibited.

(v) Any transaction in a Security during the period which begins three days before and ends with three business days after any Client has traded in that Security is prohibited.

(vi) Any transaction resulting in an Access Person’s acquisition of Beneficial Ownership of any Securities in a Limited Offering is prohibited.

(vii) Any short selling or option trading that is economically opposite any pending transaction in a Restricted Security for any Client.

(viii) Any transaction in a Restricted Security that would result in an Access Person’s profiting in the purchase and sale or sale and purchase, of the same (or equivalent) Restricted Security within 60 calendar days, is prohibited.

3.	REPORTING

3.1.	Reports About Securities Holdings and Transactions

Access Persons must submit to the Chief Compliance Officer periodic written reports about their Securities holdings, transactions, and accounts (and the Securities of other persons if the Access Person has Beneficial Ownership of such Securities and the accounts of other persons if the Access Person has direct or indirect influence or control over such accounts).2 The obligation to submit

[1]

A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on Starwood’s research project lists and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

[2]	Persons employed by entities other than Starwood and subject to another code of ethics should instead comply with its reporting requirements.

App. A-8

these reports and the content of these reports are governed by the Federal Securities Laws. The reports are intended to identify conflicts of interest that could arise when an Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Policy, Statement and Code. Starwood is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily. Report forms are attached.

Failure to file a timely, accurate, and complete report is a serious breach of Commission rules and this Policy, Statement and Code. If an Access Person late in filing a report, or files a report that is misleading or incomplete, such Access Person may face sanctions including identification by name to the Chief Compliance Officer, withholding of salary or bonuses, or termination of employment.

3.1.1. Initial Holdings Report: Within ten days after you become an Access Person, you must submit to Starwood a holdings report (a form of which is attached as Appendix A-II thereto) based on information that is current as of a date not more than 45 days prior to the date you become an Access Person that contains:

a.

The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had Beneficial Ownership. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.

b.

The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.

c.

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions to Starwood, unless Starwood indicates that the information is otherwise available to it. The form of this statement is attached as Appendix A-IV hereto.

d.	The date you submitted the report.

3.1.2. Quarterly Transaction Report: Within 30 days after the end of each calendar quarter, you, as an Access Person, must submit to the Chief Compliance Officer a transaction report (a form of which is attached as Appendix A-III hereto) that contains:

a.	With respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:

I. The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;

App. A-9

II. The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

III. The price at which the transaction in the Reportable Security was effected;

IV. The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

b.

The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account in which any Reportable Securities were held during the quarter of which you have Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

c.

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution that has established a new account over which you have direct or indirect influence or control during the past quarter to provide duplicate account statements and confirmations of all Securities transactions to Starwood, unless Starwood indicates that the information is otherwise available to it. The form of this statement is attached as Appendix A-IV hereto.

d.	The date that you submitted the report.

***You need not submit a quarterly transaction report to the Chief Compliance Officer if it would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place.

3.1.3. Annual Holdings Report: You must, no later than February 14 of each year, submit to the Chief Compliance Officer a report (the form of which is attached as Appendix A-II hereto) that is current as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”) and that contains:

a.

The name/title and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you, the Access Person, have Beneficial Ownership on the Annual Report Date. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by Starwood.

App. A-10

b.

The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Reportable Securities for which you have Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established.

c.

An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions to Starwood, unless Starwood indicates that the information is otherwise available to it. The form of such statement is attached as Appendix A-IV hereto.

d.	The date that you submitted the report.

Exception to requirement to list transactions or holdings: You are not required to submit holdings or transactions reports for any account over which you had no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Starwood. You must still identify the existence of the account in your list of accounts. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, must be included in a quarterly transaction report.

3.1.4. Please ask the Chief Compliance Officer if you have questions about the above- described holding and transaction reporting requirements.

3.2.	Review of Reports and Other Documents

The Chief Compliance Officer will promptly review each report submitted by Access Persons, and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, documents concerning a member of the Compliance Office will be reviewed by a different member of the Compliance Office.

Review of submitted holding and transaction reports will include not only an assessment of whether the Access Person followed all required procedures of this Policy, Statement and Code, such as preclearance, but may also compare the personal trading to any restricted lists; assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for Clients, and if so whether the Clients are receiving terms as favorable as the Access Person takes; periodically analyze the Access Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Access Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

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4.	STATEMENT ON INSIDER TRADING

4.1.	Background

Insider trading — trading Securities while in possession of material, nonpublic information or improperly communicating such information to others — may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a federal inquiry occurs, Starwood views seriously any violation of the Statement on Insider Trading (the “Statement”). Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems. Supervised Persons should direct any questions relating to the Statement to the Chief Compliance Officer. A Supervised Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

4.2.	Statement of Firm Policy

4.2.1. Buying or selling Securities on the basis of material nonpublic information is prohibited. This would include purchasing or selling (i) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, (ii) for a Client’s account, or (iii) for Starwood’s inventory account. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” such person should consult the Chief Compliance Officer.

4.2.2. Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited. Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of Starwood. The Chief Compliance Officer should be consulted should a question arise as to who is privy to material, nonpublic information.

4.2.3. Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

4.2.4. The following reviews principles important to this Statement:

a.	What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

App. A-12

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

b.	What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

4.2.5. Identifying	Insider Information

Before executing any trade for oneself or others, including Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

a.	Immediately alert the Chief Compliance Officer, so that the applicable Security is placed on the Restricted List.

b.	Do not purchase or sell the Securities on his or her behalf or for others, including Clients.

c.	Do not communicate the information inside or outside of Starwood, other than to the Chief Compliance Officer or to the General Counsel of Starwood.

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action Starwood should take.

App. A-13

4.2.6. Contacts	With Public Companies; Tender Offers

Contacts with public companies may represent part of Starwood’s research efforts and Starwood may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, Starwood must make a judgment about its further conduct. To protect oneself, Clients, and Starwood itself, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

4.3.	Procedures To Implement Statement

4.3.1.	Responsibilities of Supervised Persons

All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

a.

Reading, understanding and consenting to comply with the insider trading policies contained in this Statement. (Supervised Persons will be required to sign an acknowledgment that they have read and understood their responsibilities under the Policy, Statement and Code);

b.

Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control, for any Client’s account, or in Securities for which they have material, nonpublic information;

c.

Not disclosing insider information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

d.	Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected;

e.

Ensuring that Starwood receives copies of confirmations and statements from both internal and external brokerage firms for accounts of Supervised Persons and members of the Immediate Family of such Supervised Persons;

App. A-14

f.

Advising the Chief Compliance Officer of all outside activities, directorships, or major ownership (over 5%) in a public company. No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer; and

g.

Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the Chief Compliance Officer.

4.3.2.	Security

In order to prevent accidental dissemination of material nonpublic information, personnel must adhere to the following guidelines:

a.	Inform management when unauthorized personnel enter the premises.

b.	Lock doors at all times in areas that have confidential and secure files.

c.	Refrain from discussing sensitive information in public areas.

d.	Refrain from leaving confidential information on message devices.

e.	Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

f.	Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

g.	Do not allow passwords to be given to unauthorized personnel.

5.	POLICY ON GIFTS

5.1.

You may not accept any gift or entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, from any person or entity that does business, or desires to do business, with Starwood directly or on behalf of a Client.

5.2.

You may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Clients. Please do not give or receive gifts or entertainment that would be embarrassing to you or Starwood if made public.

App. A-15

6.	COMPLIANCE

6.1.	Certificate of Receipt

You are required to acknowledge receipt of your copy of this Policy, Statement and Code and that you have read and understood this Policy, Statement and Code. A form for this purpose is attached to this Policy, Statement and Code as Appendix A-I.

6.2.	Annual Certificate of Compliance

You are required to certify upon your becoming a Supervised Person or the effective date of this Policy, Statement and Code, whichever occurs later, and annually thereafter, that you have read and understand this Policy, Statement and Code and recognize that you are subject to this Policy, Statement and Code. Each annual certificate will also state that you have complied with all of the requirements of this Policy, Statement and Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions as required hereunder during the prior year. A form for this purpose is attached to this Policy, Statement and Code as Appendix A-VI.

6.3.	Remedial Actions

If you violate this Policy, Statement and Code (including filing a late, inaccurate or incomplete holdings or transaction report), you shall be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be substantial); (5) withholding of salary and/or bonus; (6) suspension of employment (with or without pay); (7) termination of employment; or (8) referral to civil or governmental authorities for possible civil or criminal prosecution.

7.	RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at the Firm’s principal place of business in an easily accessible, but secured, place.

7.1.	A record of the names of persons who are currently, or within the past five years were, Access Persons of Starwood, subject to this Policy, Statement and Code during that period.

7.2.

The Annual Certificate of Compliance signed by all persons subject to this Policy, Statement and Code acknowledging receipt of copies of such Policy, Statement and Code and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

7.3.	A copy of each Policy, Statement and Code that has been in effect at any time during the five-year period.

7.4.

A copy of each report made by an Access Person pursuant to this Policy, Statement and Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

App. A-16

7.5.	A record of all known violations of the Policy, Statement and Code and of any actions taken as a result thereof, regardless of when such violations were committed.

7.6.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

7.7.	A record of all reports made by the Chief Compliance Officer related to this Policy, Statement and Code.

8.	NOTICES

For purposes of this Policy, Statement and Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer or Chief Executive Officer shall be considered delivered if given to the Chief Compliance Officer or Chief Executive Officer, respectively.

9.	REVIEW

This Policy, Statement and Code shall be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Starwood or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Policy, Statement and Code.

App. A-17

APPENDIX A-I

STARWOOD REAL ESTATE SECURITIES LLC

ACKNOWLEDGMENT AND CERTIFICATION

PERSONAL INVESTMENT AND TRADING POLICY

STATEMENT ON INSIDER TRADING

AND

CODE OF ETHICS

I hereby certify to Starwood Real Estate Securities LLC (“Starwood”) that:

(1) I have received and reviewed Starwood’s Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Policy, Statement and Code”);

(2) To the extent I had questions regarding any policy or procedure contained in the Policy, Statement and Code, I received satisfactory answers to those questions from appropriate Starwood personnel;

(3) I fully understand the policies and procedures contained in the Policy, Statement and Code;

(4) I understand and acknowledge that I am subject to the Policy, Statement and Code;

(5) I will comply with the policies and procedures contained in the Policy, Statement and Code at all times during my association with Starwood, and agree that this Policy, Statement and Code will continue to apply to me subsequent to the termination of my association with Starwood in connection with: (1) transactions in Securities (as defined in the Policy, Statement and Code) with respect to which I possess material, nonpublic information that I obtained while I was associated with Starwood and (2) transactions in Securities initiated, but not completed, prior to the termination of my association with Starwood; and

(6) I understand and acknowledge that if I violate any provision of the Policy, Statement and Code, I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine (which may be substantial); (d) demotion (which may be substantial); (e) withholding of salary and/or bonus; (f) suspension of employment (with or without pay); (g) termination of employment; or (h) referral to civil or governmental authorities for possible civil or criminal prosecution.1

Date:
Signature

Print Name

[1]

The antifraud provisions of the United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic Securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

App. A-I-1

APPENDIX A-II

STARWOOD REAL ESTATE SECURITIES LLC

INITIAL AND ANNUAL REPORT OF

PERSONAL SECURITIES HOLDINGS

In accordance with the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Policy, Statement and Code”), please provide the name of any broker, dealer or bank with whom you maintain an account over which you have influence or control and in which any Reportable Securities are held for which you have Beneficial Ownership and a list of such Securities. This includes not only Securities held by brokers, but also Securities held at home, in safe deposit boxes, or by an issuer. As described below, please also provide a list of all non-Client accounts for which you make investment decisions.

(1)	Name of employee:

(2)	If different than #1, name of the person in whose name the account is held:

(3)	Relationship of (2) to (1):

(4)	Broker(s) at which Account is Maintained

(5)	Account Number(s):

(6)	Telephone number(s) of Broker:

App. A-II-1

(7)

For each account, attach your most recent account statement listing Securities in that account. This information must be current as of a date no more than 45 days before this report is submitted. If you own Securities that are not listed in an attached account statement, list them below:

App. A-II-2

	Name of Security*	Symbol	Quantity	Value
1.

2.

3.

4.

5.

*	Including principal amount, if applicable.

(Attached separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities of which I have Beneficial Ownership as defined in the Policy, Statement and Code.

I also certify that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer of Starwood for every brokerage account listed above that trades in Securities.

Signature

Print Name

Date:____________________

App. A-II-3

APPENDIX A-III

STARWOOD REAL ESTATE SECURITIES LLC

QUARTERLY BROKERAGE ACCOUNT

AND NON-BROKER TRANSACTION REPORT

You must cause each broker-dealer that maintains an account over which you have influence or control and holds Securities for which you have Beneficial Ownership, to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Chief Compliance Officer, within 30 days of the end of each calendar quarter, all transactions effected without the use of a registered broker-dealer in Securities (other than transactions in Non-Reportable Securities).

I have requested that you receive duplicate statements and confirms on my behalf from the following brokers:

Name	Broker	Account Number	Date	Date Account Opened

The following are Securities transactions that have not been reported and/or executed through a broker- dealer (i.e., direct purchase of a Limited Offering) during the previous calendar quarter.

Date	Buy/Sell	Security Name	Amount	Price	Broker/Issuer

By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer of Starwood for every brokerage account that trades in Securities (as defined in the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics).

Date	Signature

App. A-III-1

1. Transactions required to be reported. You should report every transaction in which you acquired or disposed of any Security in which you had a Pecuniary Interest during the calendar quarter. The term “beneficial ownership” is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission and generally means that you would receive the benefits of owning a Security. The term includes, but is not limited to the following cases and any other examples in the Code:

(A)	Where the Security is held for your benefit by others (brokers, custodians, banks and pledgees);

(B)	Where the Security is held for the benefit of members of your Immediate Family sharing the same household;

(C)

Where Securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the Securities held by the entity;

(D)	Where Securities are held in a trust for which you are a trustee and under which either you or any member of your Immediate Family have a vested interest in the principal or income; and

(E)	Where Securities are held in a trust for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Notwithstanding the foregoing, the following transactions are not required to be reported:

(A)	Transactions in Securities which are direct obligations of the United States;

(B)	Transactions effected in any account over which you have no direct or indirect influence or control; or

(C)	Shares of registered open-end investment companies.

2.

Security Name. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities) including the interest rate, principal amount and maturity date, if applicable. In the case of the acquisition or disposition of a futures contract, put, call option or other right (hereinafter referred to as “options”), state the title of the Security subject to the option and the expiration date of the option.

3.

Futures Transactions. Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and month-end Statements must be sent to Starwood by your broker. Please double check to be sure this occurs if you report a futures transaction.

4.	Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

5.	Nature of Transaction (Buy or Sale). State the character of the transaction (e.g., purchase or sale of Security, purchase or sale of option, or exercise of option).

App. A-III-2

6.

Amount of Security Involved (No. of Shares). State the number of shares of stock, the face amount of debt Securities or other units of other Securities. For options, state the amount of Securities subject to the option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of Securities involved in the transaction. In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7.

Purchase or Sale Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

8.	Broker, Dealer or Bank Effecting Transaction. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.	Signature. Sign the form in the space provided.

10.	Filing of Report. This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

App. A-III-3

APPENDIX A-IV

STARWOOD REAL ESTATE SECURITIES LLC

LETTER OF DIRECTION

[Name of broker, bank, dealer or other institution]

[Address of broker, bank, dealer or other institution]

Re: Notification of Account Approval

Dear Ladies and Gentleman:

We are providing this letter to you at the request of                                 , (the “Employee”), who is employed by or otherwise associated with Starwood Real Estate Securities LLC and who holds the account(s) listed below with your firm. Please accept this letter as confirmation that we are aware of and have authorized the Employee to maintain such account(s).

Account Name	Account Number

By his or her signature below, Employee hereby requests that you forward duplicate monthly account statements and trade confirmations relating to the account(s) listed above to the following address:

Starwood Real Estate Securities LLC

Attention: Chief Compliance Officer

591 West Putnam Avenue

Greenwich, CT 06830

Signature of Employee:

Please direct any questions or comments you may have to my attention. I can be reached at (            )     -         or via email at                                 @starwood.com. Thank you for your cooperation.

Sincerely yours,

App. A-IV-1

APPENDIX A-V

ACCESS PERSON TRADE PRECLEARANCE FORM

PLEASE USE A SEPARATE FORM FOR EACH SECURITY

Name of Employee (please print)
Department	Supervisor	Telephone
Broker	Account Number	Telephone
[ ] Buy [ ] Sell		Ticker Symbol

Quantity	Issue (Full Security Description)

Source of Idea (please explain where you learned of the Trade Opportunity):

IPO	Private Placement	Traded Security in Prior 60 Days	Short Sale

[ ] Yes [ ] No	[ ] Yes [ ] No	[ ] Yes [ ] No	[ ] Yes [ ] No
Approvals
This area reserved for Chief Compliance Officer use only
Trade Has Been			Date Approved
[ ] Approved [ ] Not Approved

Legal / Compliance (if required)

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, resubmitting a new preclearance form is required. It is each employee’s responsibility to comply with all provisions of the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Policy, Statement and Code”). Obtaining preclearance satisfies the preclearance requirements of the Policy, Statement and Code, and does not imply compliance with the Policy, Statement and Code’s other provisions.

Preclearance procedures apply to all employees and their Immediate Family (as defined by the Policy, Statement and Code) including: a) all accounts in the name of the employee or the employee’s spouse or

2

minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Please see the Policy, Statement and Code for the complete definition of Immediate Family.

By signing below the employee certifies the following: The employee agrees that the above order is in compliance with the Policy, Statement and Code and is not based on knowledge of an actual Client order within the previous seven calendar days in the Security that is being purchased or sold, or knowledge that the Security is being considered for purchase or sale in one or more specific Client accounts, or knowledge of a change or pendency of a change of an investment management recommendation. The employee also acknowledges that he or she is not in possession of material, inside information pertaining to the Security or issuer of the Security.

_______________
Employee Signature	Date

PLEASE SEND A COPY OF THIS COMPLETED FORM TO THE CHIEF COMPLIANCE OFFICER FOR ALL EXECUTED TRADES.

3